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                                                                    Exhibit 99.1

Press Release

Source: Clarent Corporation

    Clarent Announces Investigation of Potential Overstatement of Historical
                                    Revenues

                Places Three Executives On Administrative Leave

REDWOOD CITY, Calif.--(BUSINESS WIRE)--Sept. 4, 2001--Clarent(R) Corporation (Nasdaq:CLRN - news), a leading provider of voice solutions for next generation networks, announced today that it has discovered information suggesting that the Company's previously reported revenues for the first and second quarters of fiscal 2001 may have been materially overstated. The Company's Board of Directors has formed a special committee to investigate a number of transactions that place in question the Company's historical financial results.

The Company is being assisted in this review by its outside auditors, Ernst & Young. The Company anticipates that its first quarter 2001 revenues, as released on April 19, 2001, and its second quarter 2001 revenues, as released on July 19, 2001, will be reduced and the related net losses will increase upon conclusion of this review. The related period balance sheets will also be adjusted; in particular, the Company believes that there will be a material reduction in cash and increase in other assets as of June 30, 2001. In addition, the Company now believes its revenues for the second half of fiscal 2001 and for fiscal 2002 will be substantially below previously anticipated levels, and that the related losses will be significantly larger than expected. The Company will provide further information following the completion of the investigation.

The Board of Directors has placed on administrative leave Jerry Chang, the Company's chief strategist; Matthew Chiang, president of Clarent's Asia/Pacific region; and Kevin Chang, General Manager of Clarent's Northern Asia operations. Frank Lee, President of Clarent's China operations, has been named as acting head of Asia/Pacific operations. The Board of Directors intends to name Michael Vargo as Acting Chairman of the Board, and he will continue in his role as President and Chief Executive Officer.

Because the investigation is ongoing, the Company is unable to make any comment beyond this press release at this time. The Company expects to make additional disclosure as its investigation progresses.

About Clarent

Clarent Corporation (Nasdaq: CLRN - news) is a leading provider of voice solutions for next generation networks. Clarent's solutions enable service providers to deploy a converged network (voice, data and applications). Clarent solutions reduce costs and increase operating efficiencies while delivering innovative new services that allow end users to manage their communications. Founded in 1996, Clarent is headquartered in Redwood City, Calif., and has offices in Asia, Europe, Latin America and North America. For more information please visit www.clarent.com.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including statements about the investigation and its potential outcome and the effect of the investigation on the company's financial statements. These statements involve risks and uncertainties, including but not limited to the effectiveness of the Company's management during the investigation, the company's ability to successfully expand sales and channels, utilize reduced resources effectively, improve operational productivity and efficiencies, develop new and enhanced products, achieve acceptable gross margins, retain customers, the ability of customers to pay Clarent, the regional concentration of revenue, ability to retain key employees, as well as uncertainties associated with the future development of the markets for IP-based communications and changes in the global economic market. Certain of these risks and uncertainties are described further in our periodic filings with the SEC.

Contact:

  Clarent Corporation
  Kathleen Noonan, 650/481-2511
   kathleen.noonan@clarent.com
  Steven d'Alencon, 650/481-2875
   steven.dalencon@clarent.com